Exhibit 10.1

Internet Capital Group 2010 Performance Plan

The Board for Directors of Internet Capital Group, Inc. (together with its wholly-owned subsidiaries, the "Company") hereby establishes this 2010 Performance Plan (this "Plan"). The purpose of the Plan is to advance the interests of the Company's stockholders by providing certain officers and other employees with bonus payments upon achievement of Company-specific 2010 goals and individual goals, as well as to help the Company attract and retain key employees. The Company's officers and other regular employees are eligible to participate in the Plan.

The Compensation Committee of the Company's Board of Directors (the "Committee") will administer and interpret the Plan. All decisions and determinations of the Committee with respect to the Plan will be final and binding on all parties.

The Company's 2010 goals include quantitative and qualitative goals. The relative weighting of each element of the Company-specific goals is described below.

Eighty percent (80%) of the bonus potential related to Company goals is tied to accomplishment of quantitative goals. Realization of specified aggregate revenue goals for the Company's consolidated partner companies (GovDelivery, ICG Commerce and InvestorForce) accounts for twenty percent (20%) of the potential bonus award, and achievement of specified aggregate EBITDA performance goals for these companies accounts for fifteen percent (15%) of the potential bonus award. Realization of specified revenue goals for the Company's other core private partner companies (Channel Intelligence, Freeborders, Metastorm, StarCite and WhiteFence) accounts for ten percent (10%) of the potential bonus award, and achievement of specified EBITDA performance goals for these companies accounts for ten percent (10%) of the potential bonus award. Fifteen percent (15%) of the potential bonus award relates to the Company's acquisition of controlling stakes in two partner companies. Ten percent (10%) of the potential bonus award relates to the Company consummating an aggregate of $50 million of transactions pursuant to which the Company (1) strategically monetizes one or more partner companies and/or (2) issues shares of the Company's common stock for cash or in connection with one or more acquisitions.

Twenty percent (20%) of the bonus is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) improvement in communicating the value of the Company's underlying assets, (3) enhancement of the ICG brand, (4) development of the Company's acquisition pipeline, (5) performance and competency of partner company executives and (6) reaction to unforeseen market/business conditions.

Following the end of the Company's fiscal year, the Committee will evaluate the Company's 2010 performance and determine the extent to which the Company's goals and individual goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.